____________________________________

CENVEO CORPORATION
(as successor to Cadmus Communications Corporation)

the SUBSIDIARY GUARANTORS named in Schedule I hereto

and

U.S. BANK NATIONAL ASSOCIATION,
as Trustee
____________________________________

TWELFTH SUPPLEMENTAL INDENTURE
Supplementing the Indenture of
June 15, 2004
____________________________________

Dated as of March 28, 2012

8⅜% SENIOR SUBORDINATED NOTES DUE 2014

THIS TWELFTH SUPPLEMENTAL INDENTURE, dated as of March 28, 2012 (this “Supplemental Indenture”), is among Cenveo Corporation, a Delaware corporation (as successor to Cadmus Communications Corporation, a Virginia corporation) (the “Company”), the Subsidiary Guarantors (as defined herein) listed on Schedule I hereto (each a “Subsidiary Guarantor” and collectively the “Subsidiary Guarantors”), and U.S. Bank National Association (successor trustee to Wachovia Bank, National Association), as trustee (the “Trustee”).

WHEREAS, in connection with the issuance by the Company of its 8⅜% Senior Subordinated Notes due 2014 (the “Notes”), in the aggregate principal amount of $125,000,000, the Company, certain Subsidiary Guarantors and the Trustee entered into an indenture dated as of June 15, 2004 (as supplemented by the First Supplemental Indenture dated as of March 1, 2005, the Second Supplemental Indenture dated as of May 19, 2006, the Third Supplemental Indenture and Amendment to Subsidiary Guarantee dated as of March 7, 2007, the Fourth Supplemental Indenture dated as of July 9, 2007, the Fifth Supplemental Indenture dated as of August 30, 2007, the Sixth Supplemental Indenture dated as of November 7, 2007, the Seventh Supplemental Indenture dated as of April 16, 2008, the Eighth Supplemental Indenture dated as of August 20, 2008, the Ninth Supplemental Indenture dated as of October 15, 2009, the Tenth Supplemental Indenture dated as of December 21, 2010, and the Eleventh Supplemental Indenture dated as of March 2, 2011, the “Indenture”; capitalized terms used and not otherwise defined herein shall have the meaning set forth in the Indenture); and

WHEREAS, the Company has been soliciting consents to this Supplemental Indenture upon the terms and subject to the conditions set forth in its Offer to Purchase and Consent Solicitation Statement dated February 29, 2012 (as supplemented from time to time prior to the date hereof, the “Statement”) and the related consent and letter of transmittal that applies to the Notes; and

WHEREAS, pursuant to and in accordance with Section 9.02 of the Indenture, the Company has obtained, on or prior to the date hereof, the consent of a majority in principal amount of the outstanding Notes.

WHEREAS, the Company and each Subsidiary Guarantor has authorized the execution and delivery of this Supplemental Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company, the Subsidiary Guarantors and the Trustee have been done.

NOW THEREFORE, WITNESSETH, that, for and in consideration of the premises, and in order to comply with the terms of Article Nine of the Indenture, the Company agrees with the Subsidiary Guarantors and the Trustee as follows:

ARTICLE 1.
AMENDMENTS

SECTION 1.01.	DELETION OF DEFINITIONS AND RELATED REFERENCES

Article 1 of the Indenture is hereby amended to delete in their entirety all terms and their respective definitions for which all references in the Indenture are eliminated as a result of the amendments set forth in Section 1.02 of this Supplemental Indenture.

SECTION 1.02.       AMENDMENTS

Subject to Section 2.01 of this Supplemental Indenture:

(a)           the Indenture is hereby amended by deleting the following provisions of the Indenture and all references thereto in their entirety and inserting in lieu thereof “Reserved”:

(i)	Article IV (other than Sections 4.01, 4.11 and 4.16);

(ii)	Article V;

(iii)	Section 6.01(4);

(iv)	Section 6.01(5); and

(v)	Section 8.01(3).

(b)           Section 8.01(1)(b) of the  Indenture is hereby amended and restated to read as follows:

“all Notes not theretofore delivered to the Trustee for cancellation have become due and payable, pursuant to an optional redemption notice or otherwise, and the Company or another person on behalf of the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; and”

ARTICLE 2.
MISCELLANEOUS

SECTION 2.01.	OPERATIVE DATE

This Supplemental Indenture is effective when executed (the “Operative Date”). Notwithstanding the foregoing sentence, the provisions of Article 1 of this Supplemental

Indenture shall become operative only upon the acceptance for purchase by the Company of at least a majority in principal amount of outstanding Notes pursuant to the Statement.

SECTION 2.02.	COUNTERPART ORIGINALS

The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together shall constitute the same agreement.

SECTION 2.03.	GOVERNING LAW

This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of laws principles.

SECTION 2.04.	TRUSTEE’S DISCLAIMER

The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date and year first written above.

CENVEO CORPORATION

By:	/s/ Mark S. Hiltwein
Name:	Mark S. Hiltwein
Title:	Chief Financial Officer

EACH ENTITY LISTED ON SCHEDULE I HERETO

By:	/s/ Mark S. Hiltwein
Name:	Mark S. Hiltwein
Title:	Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION (successor trustee to Wachovia Bank, National Association), as Trustee

By:	/s/ Susan Freedman
Name:	Susan Freedman
Title:	Vice President

8 3/8% TWELFTH SUPPLEMENTAL INDENTURE

SCHEDULE I

SCHEDULE OF SUBSIDIARY GUARANTORS

DISCOUNT LABELS, LLC
CENVEO GOVERNMENT PRINTING, INC.
CENVEO SERVICES, LLC
CENVEO COMMERCIAL OHIO, LLC
CENVEO OMEMEE LLC
COLORHOUSE CHINA, INC.
CRX JV, LLC
CRX HOLDING, INC.
RX TECHNOLOGY CORP.
RX JV HOLDING, INC.
PC INK CORP.
CENVEO NIC, INC.
CADMUS PRINTING GROUP, INC.
WASHBURN GRAPHICS, INC.
CADMUS JOURNAL SERVICES, INC.
CADMUS FINANCIAL DISTRIBUTION, INC.
CADMUS TECHNOLOGY SOLUTIONS, INC.
GARAMOND/PRIDEMARK PRESS, INC.
CADMUS DELAWARE, INC.
CADMUS UK, INC.
EXPERT GRAPHICS, INC.
CADMUS MARKETING GROUP, INC.
CADMUS DIRECT MARKETING, INC.
CADMUS INTERACTIVE, INC.
CADMUS MARKETING, INC.
CADMUS/O’KEEFE MARKETING, INC.
OLD TSI, INC.
CADMUS INVESTMENTS, LLC
PORT CITY PRESS, INC.
SCIENCE CRAFTSMAN INCORPORATED
CADMUS INTERNATIONAL HOLDINGS, INC.
CDMS MANAGEMENT, LLC,
VAUGHAN PRINTERS INC.
VSUB HOLDING COMPANY
MADISON/GRAHAM COLORGRAPHICS, INC.
MADISON/GRAHAM COLORGRAPHICS INTERSTATE SERVICES, INC.
COMMERCIAL ENVELOPE MANUFACTURING CO., INC.
CENVEO CEM, INC.
CENVEO CEM, LLC
CENVEO, INC.
CNMW INVESTMENTS, INC.
CENVEO ALBERTA FINANCE LIMITED PARTNERSHIP

CENVEO MCLAREN MORRIS AND TODD COMPANY
REX 2010, LLC (FORMERLY KNOWN AS REX CORPORATION)
136 EASTPORT ROAD, LLC
LIGHTNING LABELS, LLC
NASHUA CORPORATION
NASHUA INTERNATIONAL, INC.
CMS GILBRETH PACKAGING SYSTEMS, INC.
IMPAXX, INC
ENVELOPE PRODUCT GROUP, LLC